UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

July 26, 2011
Date of Report (date of earliest event reported)

EAST WEST BANCORP, INC.
 (Exact name of registrant as specified in its charter)

Commission file number 000-24939

Delaware	95-4703316
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

135 N Los Robles Ave., 7th Floor, Pasadena, California 91101
(Address of principal executive offices including zip code)

(626) 768-6000
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-(c))

East West Bancorp, Inc.
Current Report of Form 8-K

Item 5.02. Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 26, 2011, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of East West Bancorp, Inc. (the “Company”) reviewed the Company’s executive compensation for recognition of critical contributions to the success of the Company and the retention of key individuals. Through this review, the Compensation Committee approved performance-based awards for Dominic Ng, Chairman of the Board and Chief Executive Officer, and Julia Gouw, President and Chief Operating Officer. The Compensation Committee voted to approve performance-based compensation awards for Mr. Ng of three $2.5 million payments, payable February 1, 2012, October 31, 2015 and March 31, 2016. Mr. Ng also received a salary adjustment from $900,000 to $1,000,000 effective August 1, 2011 and a performance restricted stock grant of $2.5 million vesting on July 19, 2012. The Compensation Committee also voted to approve performance-based compensation awards for Ms. Gouw of two $1.25 million payments, payable October 31, 2015 and March 31, 2016. These performance-based compensation awards are contingent on the Company meeting certain performance criteria over these time periods. These performance-based compensation awards are granted under the Company’s Performance-Based Bonus Plan. The performance restricted stock awards will be issued under the Company’s 1998 Stock Incentive Plan, as amended, or any successor plan. The Form of July 2011 Executive Compensation Agreement, which governs the payment of the vesting of the restricted stock awards, is attached hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

 (d) Exhibits

10.1      Form of July 2011 Executive Compensation Agreement- Mr. Ng.

10.2Form of July 2011 Executive Compensation Agreement- Ms. Gouw.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 29, 2011

EAST WEST BANCORP, INC.

By:	/s/ Douglas P. Krause
Douglas P. Krause, Esq. Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of July 2011 Executive Compensation Agreement. - Mr. Ng

10.2	Form of July 2011 Executive Compensation Agreement. - Ms. Gouw